EXHIBIT 4(b)

                  FORM OF MASTER FUNDING AGREEMENT CERTIFICATE








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                     PHL VARIABLE INSURANCE COMPANY
[logo]PHOENIX(R)     A STOCK COMPANY
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The PHL Variable Insurance Company ("the Company") agrees, subject to the conditions and provisions of the entire contract, to provide the benefits specified herein.

We are issuing the certificate in consideration of the certificate application, if any, and deduction of the charges specified in the Schedule Pages. The provisions of this and the following pages make up your certificate.

                         PHL Variable Insurance Company
                              [Operations Division
                                   PO Box 8027
                              Boston, MA 02266-8027
                            Telephone (800) 541-0171]

Signed for PHL Variable Insurance Company at One American Row, Hartford, Connecticut 06115.


            [SPECIMEN]                                   [SPECIMEN]
            President                                    Secretary


We support any payments under this certificate through our General Account which is subject to our claims paying ability and other liabilities as a company.

If you have any questions concerning the tax implications of this certificate, you should consult with an attorney or qualified tax advisor.












Funding Agreement Certificate
Non-Participating General Account
Not Eligible for Dividends





06LBOF
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                                TABLE OF CONTENTS



    Section              Provision

          1. Schedule Pages

          2. Definitions

          3. Entire Contract

          4. Certificate Owner(s) and Beneficiary(ies)

          5. Retirement Income Fee

          6. Asset Allocation Strategy

          7. Withdrawals, Transfers, Termination

          8. Guaranteed Retirement Income Protection

          9. Assignment

         10. Misstatements

         11. Proof Required

         12. Statement of Account

         13. Death of Certificate Owner(s)

         14. Lifetime Payment Option






         2


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                            SECTION 1: SCHEDULE PAGES
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Certificate Owner:                          [John Doe]

[Joint Certificate Owner:                   Mary Doe]

[Covered Person                             Jane Doe]

[Beneficiary:                               Jane Doe]

Certificate Number:                         [13000000]

Certificate Date:                           [February 1, 2006]

Certificate Owner's Age:                    [35]

[Joint Certificate Owner's Age:             35]

[Covered Person's Age:                      35]

Certificate Owner's Sex:                    [Male]

[Joint Certificate Owner's Sex:             Female]

[Covered Person's Sex:                      Male]

Retirement Income Waiting Period:           [0 Certificate Years, measured from
                                            the Certificate Date]

Retirement Income Date:                     [The latest of the Certificate Date,
                                            the Certificate Anniversary
                                            following the Retirement Income
                                            Waiting Period, and the Certificate
                                            Anniversary following the youngest
                                            Covered Person's 60th birthday]
                                            [If Option 2 is in effect, and
                                            either spouse dies prior to the
                                            original Retirement Income Date, the
                                            Retirement Income Date will be
                                            recalculated to be the latest of the
                                            next Certificate Anniversary
                                            following the date of death, the
                                            next Certificate Anniversary
                                            following the surviving spouse's
                                            65th birthday, and the Certificate
                                            Anniversary following the Retirement
                                            Income Waiting Period]

Retirement Income Percentage:               [4%]

[Automatic Increase Feature:                In effect.]

[Roll-Up and Automatic Increase Feature:    In effect.]

[Roll-Up Percentage:                        5%]

[Roll-Up Period:                            10 Certificate Years, measured from
                                            the Certificate Date]

[Cost of Living Increase Feature:           In effect.]

[Cost of Living Percentage:                 3%]

Maximum Retirement Income Base:             [$5,000,000, aggregated among all
                                            GRIP products issued by the Company
                                            or its affiliates]

GRIP Payment Option:                        [Option 1 - Individual Income
                                            Guarantee] See Section 8 for details

Maximum Retirement Income Fee Percentage:   [2.00%]

Retirement Income Fee:                      Retirement Income Fee Percentage
                                            multiplied by the [Account Value]
                                            and deducted from the Account Value
                                            on a [quarterly] basis each
                                            [calendar year]

Asset Allocation Strategy:                  [Strategy 1 - Conservative]

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                             SECTION 2: DEFINITIONS
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The term "ACCOUNT" means the account at a financial institution in which your
Covered Assets are held.

The term "ACCOUNT VALUE" means, on any Business Day, the aggregate value of the Covered Assets held in your Account as determined in good faith by the Funding Agreement Holder.

The term "ASSET ALLOCATION STRATEGY" means an investment strategy sponsored by the Funding Agreement Holder and approved by the Company.

The term "BENEFICIARY" is as defined in Section 4.

The term "BUSINESS DAY" means any day that we are open for business and the New York Stock Exchange is open for trading. We will deem each Business Day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.

The term "CERTIFICATE ANNIVERSARY" means the same day and month of each year as the Certificate Date. If the day does not exist in a month, the last day of the month will be used.

The term "CERTIFICATE DATE" means the date this Certificate is issued and the date from which Certificate Years are measured. The Certificate Date is shown on the Schedule Pages. The certificate will begin in effect on the Certificate Date provided the Account Value is greater than zero and the Covered Person(s) is alive.

The term "CERTIFICATE OWNER" or "CERTIFICATE OWNERS" means the person, persons, or entity with ownership rights in the certificate. The Certificate Owner is as shown on the Schedule Pages. For further details see Section 4.

The term "CERTIFICATE YEAR" means the 12-month period beginning on the Certificate Date and each 12-month period thereafter.

The term "COVERED ASSETS" means mutual fund shares or brokerage account assets held in your Account that are invested in accordance with an Asset Allocation Strategy specified by the Funding Agreement Holder and that satisfy our requirements.

The term "COVERED PERSON" means, for the Individual Income Guarantee, if there is only one Certificate Owner, the Covered Person will be the Certificate Owner. If the Certificate Owner is a non-natural person, you must name a natural person to be the Covered Person, and only the Individual Income Guarantee is available. If there are joint Certificate Owners of an Individual Income Guarantee, all Certificate Owners will be defined as Covered Persons. For the Spousal Income Guarantee, if there are joint spousal Certificate Owners, both Certificate Owners will be Covered Persons. If there is one Certificate Owner, the Certificate Owner and spousal Beneficiary will be Covered Persons.

The term "FUNDING AGREEMENT HOLDER" means the entity with ownership rights of the Master Funding Agreement.

The term "GUARANTEED RETIREMENT INCOME PROTECTOR" ("GRIP") means a guarantee of lifetime income payments after the Account Value reduces to zero, as defined in
Section 8, and other conditions specified therein.

The term "MASTER FUNDING AGREEMENT" means the written agreement between the Funding Agreement Holder and the Company.

The terms "WE, US, AND OUR" refer only to the Company.

The term "WITHDRAWAL" means the sale of Covered Assets that are not reinvested as Covered Assets; the sale or transfer of Covered Assets to pay investment advisory, brokerage or other administrative fees; the transfer of Covered Assets out of your Account; or dividends, capital gains or other accretions that are not reinvested as Covered Assets. The sale or transfer of Covered Assets to pay the Retirement Income Fee will not be treated as a withdrawal.

The terms "WRITTEN REQUEST" and "WRITTEN NOTICE" mean a request or notice we receive in writing at our Operations Division in a form satisfactory to us.

The terms "YOU" and "YOUR" refer to the Certificate Owner of this certificate, as defined in Section 4, or the joint Certificate Owners of this certificate if joint Certificate Owners are named. If there are joint Certificate Owners, both must jointly exercise all rights and privileges under this certificate.

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                           SECTION 3: ENTIRE CONTRACT
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This certificate evidences participation in a contract between the Funding
Agreement Holder, as specified under the terms of the Master Funding Agreement, and the Company. It is also an agreement between the Certificate Owner(s) and the Company. This certificate, the Master Funding Agreement, and any attachments comprise the entire contract. Any reference in this certificate to a date means a calendar day ending at midnight local time at our Operations Division. Any change in terms of the entire contract, as required to conform with law, must be signed by one of our executive officers and countersigned by another one of our executive officers. Any benefits payable under the entire contract are payable at our Operations Division.
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              SECTION 4: CERTIFICATE OWNER(S) AND BENEFICIARY(IES)
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CERTIFICATE OWNER(S)
The Certificate Owner is the person or persons, including members of an eligible group, with sole and absolute power to exercise all rights and privileges without the consent of any other party, except as otherwise provided by the terms of the entire contract or unless you provide otherwise by written notice. If joint spousal Certificate Owners are named, each joint spousal Certificate Owner will be considered the primary Beneficiary of the other joint spousal Certificate Owner. Should another person or entity be designated as Beneficiary, such Beneficiary will be deemed a contingent Beneficiary for all Certificate Owners with rights subordinate to the rights of each joint Certificate Owner. Signatures of all joint Certificate Owners are required for any exercise of Certificate Owner rights that require written notification. Each Certificate Owner must consent to any changes. The Certificate Owner or Certificate Owners will be as shown in the Schedule Pages. The certificate will immediately terminate if you make any changes to the Certificate Owner(s).

BENEFICIARY(IES)
The Beneficiary is the person who receives remaining benefits, if any, upon death of the Certificate Owner or, if applicable, Certificate Owners. If there is no surviving Beneficiary upon death of all Certificate Owners, the estate of the last surviving Certificate Owner will be the Beneficiary.
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                        SECTION 5: RETIREMENT INCOME FEE
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Prior to the date the Account Value reduces to zero, we will deduct a Retirement
Income Fee. The Retirement Income Fee Percentage may increase, but will never exceed the Maximum Retirement Income Fee Percentage shown in the Schedule Pages. A deduction will be made for applicable taxes, if any. Any tax charged by an applicable state or municipality may be required based on the laws of such state or municipality.

In the event that the certificate terminates on a date other than a date the Retirement Income Fee is scheduled to be deducted, a proportional Retirement Income Fee may be deducted from the Account Value.












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                      SECTION 6: ASSET ALLOCATION STRATEGY
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You select the Asset Allocation Strategy. The Asset Allocation Strategies
available to you are those offered by your sponsoring Funding Agreement Holder, and approved by the Company.
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                 SECTION 7: WITHDRAWALS, TRANSFERS, TERMINATION
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WITHDRAWALS
Withdrawals are prohibited during the Retirement Income Waiting Period. You may request withdrawals at any time after the Retirement Income Waiting Period, but prior to the date the Account Value reduces to zero. Withdrawals may reduce the Retirement Income Base and the Retirement Income Amount in accordance with
Section 8 of this certificate.

TRANSFERS
Subject to the terms and conditions of the entire contract, you may request to transfer all or a portion of the Account Value to one or more of the then available Asset Allocation Strategies. Any portion of the Account Value that is transferred to a non-approved Asset Allocation Strategy will be treated as a withdrawal for purposes of calculating the Retirement Income Base under Section
8. The certificate will immediately terminate if you transfer your entire Account Value out of the approved Asset Allocation Strategies.

TERMINATION
The certificate will immediately terminate without value on the earliest of the following dates:

   1.    the date of death of a Certificate Owner in accordance with Section 13;

   2.    the date you elect the Lifetime Payment Option under Section 14;

   3.    the date you make a withdrawal during the Retirement Income Waiting
         Period;

   4.    the date we process your request to cancel this certificate;

   5.    the date there is a change in Certificate Owners;

   6. the date you transfer the entire Account Value out of the approved Asset Allocation Strategies;

   7.    the date the Retirement Income Base reduces to zero;

   8.    the date we make the final GRIP Payment;

   9. the date the certificate is no longer approved as participating in a contract between the Funding Agreement Holder and the Company, as specified under the terms of the Master Funding Agreement;

   10.   the date of termination of the Master Funding Agreement.

We will mail a written notice to you at your most recent post office address on file at our Operations Division, advising of the certificate termination.
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                SECTION 8: GUARANTEED RETIREMENT INCOME PROTECTOR
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The Guaranteed Retirement Income Protector ("GRIP") guarantees lifetime income payments after the Account Value reduces to zero, as defined below, and other conditions specified in this section.

RESTRICTIONS

  1. We reserve the right to restrict availability of mutual funds and marketable securities in the Asset Allocation Strategy, including adding, substituting, or deleting mutual funds and securities in the Asset Allocation Strategy.

  2. We require that the Account Value be invested in accordance with an approved Asset Allocation Strategy, which is sponsored by the Funding Agreement Holder.



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RETIREMENT INCOME WAITING PERIOD
The Retirement Income Waiting Period represents the period of time before you are eligible to take withdrawals or receive payments under this certificate. Withdrawals and transfers to non-approved Asset Allocation Strategies are prohibited during the Retirement Income Waiting Period and will result in termination of the certificate. The Retirement Income Waiting Period is specified in the Schedule Pages.

RETIREMENT INCOME AMOUNT
If your Account Value is greater than zero, the Retirement Income Amount represents the maximum amount you can withdraw each Certificate Year after the Retirement Income Date without reducing the Retirement Income Benefit. If your Account Value decreases to zero, the Retirement Income Amount represents the annual lifetime amount we will pay you under a GRIP Payment Option described below.

Prior to the Retirement Income Date, the Retirement Income Amount equals zero. On and after the Retirement Income Date, the Retirement Income Amount equals the Retirement Income Percentage, as shown in the Schedule Pages, multiplied by the Retirement Income Base. The Retirement Income Amount is recalculated whenever the Retirement Income Base is recalculated.

RETIREMENT INCOME BASE
We determine the Retirement Income Base. The Retirement Income Base is used in calculating the Retirement Income Amount. On the Certificate Date, the Retirement Income Base is set equal to the Account Value. Thereafter, the Retirement Income Base is recalculated whenever any of the following events occur.

Additional Covered Assets
-------------------------
When additional Covered Assets are purchased, such that the Account Value is increased, the new Retirement Income Base will increase dollar for dollar by the amount of such additional Covered Assets. Additional Covered Assets do not include the reinvestment of dividends, capital gains, or proceeds from the sale of, or other accretions from Covered Assets within the Account.

Withdrawals
-----------

     Prior to the Retirement Income Date
     -----------------------------------

     In the event that a withdrawal is made from the Account Value prior to the Retirement Income Date, (but after the Retirement Income Waiting Period has been satisfied), the Retirement Income Base will be reduced by the withdrawal as of the effective date of the withdrawal in the same proportion as the Account Value is reduced by each withdrawal.

     On or After the Retirement Income Date
     --------------------------------------
     If withdrawals are made from the Account Value on or after the Retirement Income Date, the Retirement Income Base may be reduced, depending on the amount of such withdrawal.

         o If cumulative withdrawals in any Certificate Year are less than or equal to the Retirement Income Amount then in effect, the Retirement Income Base will not be reduced.

         o If, however, cumulative withdrawals in any Certificate Year exceed the Retirement Income Amount, the Retirement Income Base will be reduced by each withdrawal as of the effective date of each withdrawal made during that Certificate Year in the same proportion as the Account Value is reduced by each withdrawal.

Any portion of the Account Value that is transferred out the approved Asset Allocation Strategies will be treated as a withdrawal for purposes of calculating the Retirement Income Base. Withdrawals taken to meet required minimum distributions will not reduce the Retirement Income Base. In no event, however, will the Retirement Income Base exceed the Maximum Retirement Income Base shown in the Schedule Pages.



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GRIP PAYMENT OPTIONS
GRIP Payment Options are specified below. If the Account Value decreases to zero, monthly payments equal to 1/12th of the Retirement Income Amount will commence one month following the later of the Retirement Income Date and the date the Account Value decreases to zero. Other payment frequencies may be available with our prior approval. We have the right to change the payment frequency to annual if the monthly payment would otherwise be less than $20. Payments may not be commuted or accelerated. You may no longer make withdrawals, transfers, change asset allocation strategies, cancel this certificate, or elect any optional riders made available under the terms of the entire contract after the date the Account Value decreases to zero. The certificate will automatically terminate on the date we make the final payment under one of the options below.

OPTION 1 - INDIVIDUAL INCOME GUARANTEE
Payments under the Individual Income Guarantee cover only one life, and will continue until the first death of a Covered Person. Under Option 1, all Covered Persons must be living on the date we make the first payment.

OPTION 2 - SPOUSAL INCOME GUARANTEE
Payments under the Spousal Income Guarantee cover two lives, and will continue until death of the surviving spouse. Under Option 2, if there are two
Certificate Owners, they must be legal spouses (as recognized under federal law), they must be each other's Beneficiary, they must be natural persons, and at least one spousal Certificate Owner must be living on the date we make the first payment. If there is one Certificate Owner, the Certificate Owner and Beneficiary must be legal spouses (as recognized under federal law), they must be natural persons, and at least the original Certificate Owner or original spousal Beneficiary must be living on the date we make the first payment.
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                              SECTION 9: ASSIGNMENT
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You may not assign your interest in this certificate without our prior written approval.
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                            SECTION 10: MISSTATEMENTS
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If the age or sex of the Certificate Owner(s) or Covered Person(s) have been misstated, the Retirement Income Base will be adjusted based on the correct age and sex. Any overpayment(s) and underpayment(s) made by us will be charged or credited against future payments to be made under the certificate. We will charge interest on any overpayments and credit interest on any underpayments at the effective annual rate required by the state where the entire contract is delivered.
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                           SECTION 11: PROOF REQUIRED
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We may require proof of the correct age and sex of the Certificate Owner(s) or
Covered Person(s) before any payments begin. We also have the right to require proof of the identity, age, sex, and survival of any person on whose continuation of life payments are based under this certificate.
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                        SECTION 12: STATEMENT OF ACCOUNT
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We will send to the Funding Agreement Holder a statement of account annually, or more frequently, as required by law. You may request from the Funding Agreement Holder to review such statement.










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                    SECTION 13: DEATH OF CERTIFICATE OWNER(S)
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OPTION 1, INDIVIDUAL INCOME GUARANTEE
Under Option 1, the certificate will terminate without value upon first death of a Covered Person.

OPTION 2, SPOUSAL INCOME GUARANTEE
Under Option 2, the certificate will terminate without value upon death of the surviving Certificate Owner. If, however, death of one Certificate Owner occurs, the surviving spouse will continue as the sole Certificate Owner. If such surviving spouse affirmatively elects not to continue the certificate in force, the certificate will terminate without value. The effective date of such termination will be the first business day following the date we process the request not to continue the certificate in force.
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                       SECTION 14: LIFETIME PAYMENT OPTION
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Before the Account Value decreases to zero, you may elect the Lifetime Payment
Option. The Lifetime Payment Option is an option that allows you to apply the Account Value towards purchase of a supplemental lifetime fixed immediate annuity contract (supplemental contract) from us. If you elect the Lifetime Payment Option, the certificate will terminate without value on the first business day following the date we process your election. Payments under the supplemental contract will not be less than those calculated by multiplying (a) the value of the proceeds, if any, on the date of election, less any applicable tax, divided by 1,000, by (b) the applicable factors from the Table of Fixed Payment Factors shown below.

If the amount to be applied on the date of election is less than $2,000 or would result in monthly payments of less than $20, we shall have the right to pay such amount to you in one lump sum in lieu of providing such monthly payments. We also have the right to change the payment frequency to annual if the monthly payment would otherwise be less than $20.

Election of the Lifetime Payment Option must be in writing. You may not change your election after the first payment is made.

TABLE OF FIXED PAYMENT FACTORS
The table below provides the minimum payment factors for a fixed monthly payment for each $1,000 applied. If our payment factors in effect on the date of election are more favorable, we will use those rates. Payment factors for payment frequencies, periods, ages, and any current rate information not shown here will be provided upon request.





















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                              FIXED PAYMENT FACTORS
                   -----------------------------------------
                         AGE           MALE        FEMALE
                   --------------- ------------ ------------
                         40           $2.90        $2.79
                   --------------- ------------ ------------
                         45            3.05         2.92
                   --------------- ------------ ------------
                         50            3.24         3.08
                   --------------- ------------ ------------
                         55            3.49         3.28
                   --------------- ------------ ------------
                         60            3.79         3.54
                   --------------- ------------ ------------
                         65            4.18         3.87
                   --------------- ------------ ------------
                         70            4.69         4.31
                   --------------- ------------ ------------
                         75            5.40         4.90
                   --------------- ------------ ------------
                         80            6.38         5.73
                   --------------- ------------ ------------
                         85            7.73         6.94
                   --------------- ------------ ------------
                         90            9.61         8.73
                   -----------------------------------------
























The applicable payment factor used to determine the payment amount will not be less than the rate based on the 2000 Individual Annuity Mortality Table with a 10-year age setback and an interest rate of 2.5%. Other values and tables may be used for other payment options that we may make available.


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[logo]PHOENIX(R)



Funding Agreement Certificate
Non-Participating General Account
Not Eligible for Dividends




06LBOF